EXHIBIT 99.1

Freescale Semiconductor and Motorola Announce

Pricing of Initial Public Offering and Debt Offering

Austin, Texas and Schaumburg, Ill.—16 July 2004—Freescale Semiconductor, Inc. and its parent company, Motorola, Inc. (NYSE: MOT), today announced the initial public offering of 121,621,622 shares of Freescale Semiconductor Class A common stock at a price of $13.00 per share, for a total offering of $1.58 billion. Freescale Semiconductor’s Class A common stock will be listed on the New York Stock Exchange under the symbol “FSL.”

Freescale Semiconductor has granted the underwriters a 30-day option to purchase up to 18,243,243 additional Class A common shares at the initial public offering price. The global coordinator for the initial public offering is Goldman, Sachs & Co. The joint book-running managers for the initial public offering are Goldman, Sachs & Co., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. The common stock will be offered only by means of a prospectus. Copies of the prospectus may be obtained at www.sec.gov or by contacting Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004, tel. (212) 902-1171; Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, tel. (718) 765-6732; or J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081, tel. (212) 552-5164.

All of the shares of Class A common stock in the initial public offering are being sold by Freescale Semiconductor. Motorola will own all of Freescale Semiconductor’s outstanding shares of Class B common stock. Holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to five votes per share on all matters to be voted on by stockholders. Upon completion of the initial public offering, the Class B common stock owned by Motorola will represent 92.0% of the total voting power of Freescale Semiconductor’s common stock (90.9% if the underwriters’ over-allotment option is exercised in full).

A registration statement relating to the Class A common stock was filed with, and declared effective by, the U.S. Securities and Exchange Commission on 16 July 2004.

Freescale Semiconductor also announced the offering of senior debt securities with an aggregate principal amount of $1.25 billion. The debt securities consist of $400 million floating rate notes due 2009, $350 million 6.875% notes due 2011 and $500 million 7.125% notes due 2014. The notes will be unsecured senior obligations and will rank equally with Freescale Semiconductor’s existing and future unsecured senior debt. The notes have not been and will not be registered under the Securities Act of 1933, as amended, and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state law.

Gross proceeds from the equity and debt offerings were $2.83 billion. Freescale Semiconductor expects to distribute to Motorola approximately $1.0 billion. Subsequent to the offerings and distribution, Freescale Semiconductor will have $2.0 billion in cash, representing a $750 million net cash position. In addition, if the underwriters exercise their option to purchase additional Class A common stock, Freescale Semiconductor will distribute to Motorola the proceeds from such exercise and Motorola will surrender an equivalent number of shares of Class B common stock.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Freescale Semiconductor

Freescale Semiconductor, Inc., a subsidiary of Motorola, Inc., has a 51-year history in microelectronics. Our 22,000 employees produce semiconductors for the automotive, consumer, industrial, networking and wireless markets worldwide. Based in Austin, Texas, Freescale Semiconductor has design, manufacturing or sales operations in more than 30 countries. Freescale Semiconductor’s 2003 sales were $4.9 billion (USD). For more information, visit www.Freescale.com.

About Motorola

Motorola, Inc. (NYSE: MOT) is a global leader in wireless, broadband and automotive communications technologies that help make life smarter, safer, simpler, synchronized and fun. Sales in 2003 were US $27.1 billion. Motorola creates innovative technological solutions that benefit people at home, at work and on the move. The company also is a progressive corporate citizen dedicated to operating ethically, protecting the environment and supporting the communities in which it does business. For more information: www.motorola.com.

Media Contacts:

Media Contacts: Tim Doke Freescale Semiconductor +1 512-895-1791 Tim.Doke@freescale.com	Scott Stevens Freescale Semiconductor +1 512-895-7311 Scott.Stevens@freescale.com	Jennifer Weyrauch Motorota +1 847-435-5320 Jennifer.Weyrauch@motorola.com

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